Exhibit 2.02


INTRODUCTION AND SUMMARY

Disclosure Statement and Plan

Stampede Worldwide, Inc. ("Stampede", "Company" or "Debtor") has
filed with the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Bankruptcy Court"), its Plan of Reorganization dated June __, 2001, (the "Plan"). The Debtor submitted this Disclosure Statement dated June __, 2001, (the "Disclosure Statement") pursuant to Section 1125 of the Bankruptcy Code, 11 U.S.C.
Section 101, et. seq. (the "Bankruptcy Code"), in connection with the Debtor's solicitation of votes on the Plan from holders of impaired Claims against and Interests in the Debtor and the hearing on
confirmation of the Plan is scheduled for                             ,
2001.

This Disclosure Statement has been approved by the Bankruptcy
Court in accordance with Section 1125(b) of the Bankruptcy Code as containing information of a kind and in sufficient detail adequate to enable a hypothetical reasonable investor typical of the holders of Claims of the relevant Voting Classes (as Defined below) to make an informed judgment whether to accept or reject the Plan. Approval of this Disclosure Statement by the Bankruptcy Court and the transmittal of this Disclosure Statement does not, however, constitute a determination by the Bankruptcy Court as to the fairness or merits of the plan and should not be interpreted as being a recommendation by the Bankruptcy Court either to accept or reject the Plan.

IN THE OPINION OF THE DEBTOR, AS DESCRIBED BELOW, THE TREATMENT
OF CLAIMS AND INTERESTS UNDER THE PLAN CONTEMPLATES A GREATER RECOVERY THAN THAT WHICH IS LIKELY TO BE ACHIEVED UNDER OTHER ALTERNATIVES FOR THE REORGANIZATION OR LIQUIDATION OF THE DEBTOR. ACCORDINGLY, THE DEBTOR BELIEVES THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND HOLDERS OF INTERESTS AND RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

The Solicitation

Stampede is hereby soliciting votes for the acceptance or rejection of Stampede's Plan of Reorganization under Chapter 11 of Title 11 of the United States Code ("Bankruptcy Code").

The Plan

Generally the Plan of Reorganization, if accepted, will pay priority claims and administrative costs of the bankruptcy in full, and unsecured creditors will receive Common Stock of the Debtor in the full amount of their Allowed Claims on the basis their pro rata share of an aggregate distribution of three million (3,000,000) shares by the Reorganized Debtor of new Common Stock (the "Reorganization Securities") to all general unsecured creditors. Holders of Preferred Stock of the Debtor ("Preferred Equity Class") will receive Reorganization Securities in the amount of their pro rata share of an aggregate distribution of five hundred thousand (500,000) shares of Reorganization Securities on the basis of the number of shares of Preferred Stock held. In addition, the common stock equity interests (the "Equity Class") will be reduced by a combination of shares ("Reverse Stock Split") by a ratio of thirty (30) shares for each one
(1) share of Common Stock currently held, and Common Stock held by members of the Equity Class who hold less than one hundred (100) shares will be cancelled (the "Cancellation"). Furthermore, members of the Equity Class will be diluted by issuance of the Reorganization Securities to the unsecured creditors of the Debtor. The Company will amend its Articles of Incorporation to increase the number of authorized shares to three hundred million (300,000,000) shares in order to accommodate the issuance of the Reorganization Shares pursuant to the Plan. The license held by the Company to use Luxury Box LS095 located in Raymond James Stadium, Tampa, Florida, (the "License") will be sold by July 1, 2001, or if not sold by such date, will be auctioned publicly, and the proceeds will be used to fund operations of the Company, pay priority claims in full, and to pay the administrative costs of the bankruptcy.


If the Plan becomes effective, the following changes in the capital structure of the Company will occur:
a. on the Effective Date, the Debtor will cause the total outstanding Common Stock of the Equity Class to be reduced by the Reverse Stock Split, and members of the Equity Class holding less than one hundred (100) shares of Common Stock after the Reverse Stock Split will be subject to the Cancellation.

b. the Company will amend its Articles of Incorporation to increase the number of authorized common shares to three hundred million (300,000,000) shares.

general unsecured claims will receive their pro rata share of an aggregate distribution by the Reorganized Debtor of three million (3,000,000) shares of Common Stock of the Reorganized Debtor based on the amount of their Allowed Claims (hereinafter the Common Stock of the Reorganized Debtor shall be referred to as the "Reorganization Securities," and the aggregate 3,000,000 shares of

c. Reorganization Securities to be distributed to the general unsecured creditor claimants shall be referred to as the "Class 3 Equity Pool"). It is anticipated, but not guaranteed, that each general unsecured creditor will receive Reorganization Securities with a value in excess of its claim. In addition to the distribution of the Reorganization Securities, the Company will use its best efforts to distribute to the Equity Class shares of Chronicle Commercial Printing, Inc. and i-Academy, Inc. at a future date as more fully described below.

d. preferred stock equity owners (the "Preferred Equity Class") will receive their pro rata share of an aggregate distribution by the Reorganized Debtor of five hundred thousand (500,000) shares of the Reorganization Securities based on the number of shares of Preferred Stock of the Debtor held (the aggregate 500,000 shares of Reorganization
Securities to be distributed to the Preferred Equity Class shall be referred to as the "Class 4 Equity Pool"). It is anticipated, but not guaranteed, that each member of the Preferred Equity Class will receive Reorganization
Securities with a value in excess of its claim. In addition to the distribution of the Reorganization
Securities, the Company will use its best efforts to distribute to the Equity Class shares of Chronicle
Commercial Printing, Inc. and i-Academy, Inc. at a future date as more fully described below.

e. members of the Equity Class that are not subject to the Cancellation will retain their stock but will be diluted by the issuance of the Reorganization Securities to its Unsecured Creditors and members of the Preferred Equity
Class as set forth above.

Related Transactions

In addition, if the Plan is confirmed by the Bankruptcy Court, the following additional transactions will occur on or after the effective date:

a.    all priority claims will be unimpaired;

b. the Company's Articles of Incorporation, as currently in effect, will be amended as described above and further detailed herein; and

c. the Company will vote as the sole shareholder of i-Academy, Inc. ("i-Academy"), a Florida corporation, in favor of the statutory merger of Specialized Solutions, Inc. ('SSI") with and into i-Academy, pursuant to Florida law; and

d. the Company will, pursuant to registration statements to be filed with the United States Securities and Exchange Commission by Chronicle Commercial Printing, Inc. ("Chronicle"), and i-Academy, distribute to all members of the Equity Class (after giving effect to the distribution of Reorganization Securities to general unsecured creditors and the Cancellation subsequent to the Reverse Stock Split) a portion of its shares of stock in its subsidiaries, Chronicle and i-Academy.

Summary of Classification of Claims and Equity Interests

The Plan categorizes into five classes the Claims against and Interests in the Company. The Plan also provides that expenses incurred by the Company during reorganization will be paid in full and specifies the manner in which the Claims and Interests in each Class are to be treated. The following tables provide a summary:

Type of Claim or
Class            Equity Interest                Treatment

Not Applicable                                 Administrative Claims To
be paid in full, in
cash, on the later of
the Effective Date or
the date such
Administrative Claim
becomes allowed, or on
such other terms as the
parties agree or upon
the order of the
Bankruptcy Court.

Class 1                                      Priority Claims
Unimpaired.  To be paid
in full, in cash, on
the Effective Date if
matured or otherwise in
accordance with their
respective terms.

Class 2A    Hancock Printing Equip.,Inc.      Unimpaired. These secured
Class 2B    Carlton Technologies,Inc.       creditors will retain their
liens.  Payments will
be made on terms as
negotiated between the
parties.

Class 3   General Unsecured Claims Impaired.
                                                On the Effective Date,
the general unsecured
creditors will receive
their pro rata share of
an aggregate
distribution by the
Reorganized Debtor of
three million
(3,000,000) shares of
Common Stock of the
Reorganized Debtor
(hereinafter the Common
Stock of the
Reorganized Debtor
shall be referred to as
the "Reorganization
Securities," and the
aggregate 3,000,000
shares of
Reorganization
Securities to be
distributed to the
general unsecured
creditor claimants
shall be referred to as
the "Class 3 Equity
Pool"), based on the
amount of their Allowed
Claims. It is
anticipated, but not
guaranteed, that each
general unsecured
creditor will receive
Reorganization
Securities with a value
in excess of its claim.

Class 4        Preferred Stock               Impaired.  On the
Effective Date, the
holders of Preferred
Stock will receive
their pro rata share of
an aggregate
distribution by the
Reorganized Debtor of
five hundred thousand
(500,000) shares of the
Reorganization
Securities (the
aggregate 500,000
shares of
Reorganization
Securities to be
distributed to the
Preferred Equity Class
shall be referred to as
the "Class 4 Equity
Pool"), based on the
number of shares of
Preferred Stock of the
Debtor held. In
addition to the
distribution of the
Reorganization
Securities, the Company
will use its best
efforts to distribute
to the Equity Class
shares of Chronicle and
i-Academy. at a future
date as more fully
described below.

Class 5    Common Stock Equity Interests     Impaired. On the Effective
Date, the Debtor will
cause the total
outstanding Common
Stock of the equity
holders to be reduced
by the Reverse Stock
Split, and equity
holders of less than
one hundred (100)
shares of Common Stock
after the Reverse Stock
Split will be subject
to the Cancellation.
Additional Documents

Accompanying or included as exhibits to this Disclosure Statement are copies of the Following:

a. Ballots for acceptance or rejection of the Plan by any impaired classes entitled to vote; and

b. the Order entered by the Bankruptcy Court approving this Disclosure Statement and setting the dates with respect to the Confirmation Hearing.

PURPOSE OF THIS DISCLOSURE STATEMENT

The purpose of this Disclosure Statement is to provide the Creditors of the Debtor with adequate information to make an informed judgment about the Plan. This information includes, among other things, the history of the Debtor prior to the Chapter 11 filing, the events leading to the filing of the Reorganization Case, a discussion of the post-petition and post-confirmation management of the Debtor, a brief summary of significant events to date in the Reorganization Case, and a summary explanation of how the Plan will function.

This Disclosure Statement contains important information about the Plan and considerations pertinent to a vote for or against the confirmation of the Plan. All holders of Claims or Interests are encouraged to review carefully this disclosure Statement.

Unless otherwise defined herein, all capitalized terms used in this Disclosure Statement have the meaning ascribed to them in the Plan.

VOTING INSTRUCTIONS

Who May Vote

Only the holders of Claims and Interests which are deemed
"allowed" under the Bankruptcy Code and which are "impaired" under the terms and provisions of the Plan are permitted to vote to accept or reject the Plan. Holders of Common Stock Equity Interests, Class 5, are deemed to have rejected the Plan and will not vote. For purposes of the plan, only the holders of Allowed Claims or Interests in the Voting Classes are impaired under the Plan and thus may vote to accept or reject the Plan. ACCORDINGLY, A BALLOT FOR ACCEPTANCE OR REJECTION OF THE PLAN IS BEING PROVIDED ONLY TO MEMBERS OF THE VOTING CLASSES.

How to Vote

Each holder of a Claim in a Voting Class should read this Disclosure Statement, together with the Plan and other exhibits hereto, in their entirety. After carefully reviewing the Plan and this Disclosure Statement and their respective exhibits, please complete the enclosed Ballot, indicating your vote thereon with respect to the Plan, and return it as provided below. If you have an impaired Claim or Interest in more than one Class, you should receive a separate Ballot for each such Claim or Interest. If you receive more than one Ballot, you should assume that each Ballot is for a separate impaired Claim or Interest and should complete and return all of them.

If you are a member of a Voting Class and did not receive a Ballot, if your Ballot is damaged or lost, or if you have any questions concerning voting procedures, please call (813) 259-9900.

YOU SHOULD COMPLETE AND SIGN EACH ENCLOSED BALLOT AND RETURN IT
AS DESCRIBED BELOW.  IN ORDER TO BE COUNTED, BALLOTS MUST BE DULY
COMPLETED AND EXECUTED AND RECEIVED BY NO LATER _______________, 2001 AT 4 P.M. (EASTERN STANDARD TIME) (THE "BALLOT DATE").

All Ballots should be returned either by regular mail, hand delivery or overnight delivery to:

Clerk of the United States Bankruptcy Court
801 North Florida Ave., Suite 727
Tampa, FL  33602-3826

and a copy of the executed Ballot should be mailed to:

Herbert R. Donica, Esq.
HERBERT R.  DONICA, P.A.
320 W. Kennedy Blvd., Suite 520
Tampa, FL 33606

Acceptance of Plan and Vote Required for Class Acceptance

As the holder of an Allowed Claim or Interest in the Voting
Classes, your vote on the Plan is extremely important. In order for the Plan to be accepted and thereafter confirmed by the Bankruptcy Court without resorting to the "cram-down" provisions of Section 1129(b) of the Bankruptcy Code as to other classes of Allowed Claims or Interests, votes representing at least two-thirds in amount and more than one-half in number of Allowed Claims or Interests of each impaired Class of Claims (except Class 5, Common Stock Equity Interest) that are voted must be cast for the acceptance of the Plan. Class 5 Common Stock Equity Interests, are deemed to have rejected the Plan and will not vote. The Debtor is soliciting acceptances only from members of the Voting Classes. The Debtor or its agents may contact you with regard to your vote on the Plan.

To meet requirements for confirmation of the Plan under the "cram-down" provisions of the Bankruptcy Code with respect to any impaired Class of Claims or Interests which votes to reject the Plan (a "Rejecting Class"), the Debtor must show that all Classes junior to the Rejecting Class will not receive or retain any property under the Plan unless all holders of Claims or Interest in the Rejecting Class receive under the Plan property having a value equal to the full amount of their Allowed Claims or Interest. For a more complete description of the implementation of the "cram-down" provisions of the Bankruptcy Code pursuant to the Plan, see "VOTING ON AND CONFIRMATION OF THE PLAN-- Confirmation Without Acceptance by All Impaired Classes."

Confirmation Hearing

The Bankruptcy Court has scheduled a hearing to consider
confirmation of the Plan for
___________________, 2001 at                   .m. of said day, in
Courtroom 8A of the United States Bankruptcy Court, 801 North Florida, Tampa, Florida (the "Confirmation Hearing"), which may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. The Bankruptcy Court has directed that any objection to confirmation of the Plan must be in writing and specify in detail the name and address of the objector, the basis for the objection, the specific grounds for the objection and the amount of the Claim held by the objector. Any such objection must be filed with the Bankruptcy Court and served upon each of the following parties, so as to be actually received in each case on or before , 2001;

Herbert R. Donica, Esq.
HERBERT R. DONICA, P.A.
320 W. Kennedy Blvd., Suite 520
Tampa, FL 33606

Office of the United States Trustee
501 E., Polk St., #1200
Tampa, FL 33602

Stampede Worldwide, Inc.
3910 Riga Boulevard
Tampa, Florida  33619

HISTORY OF THE DEBTOR PRIOR TO THE CHAPTER 11 FILING

Introduction

The Debtor (hereinafter referred to as "Company") is seeking through the Plan, to undertake a restructuring of its capital structure (the "Restructuring") in order to align its capital structure with its present and future operating prospects. Funds currently generated by the Company's operation are insufficient to meet the payments required for its day to day operations as they existed before filing the Chapter 11 Petition and other obligations. For the past year, the Company has sought to generate a profit through operations and attract additional equity investment or debt financing which might have allowed it to pay its Unsecured Creditors in full and provide value for existing equity holders. However, the Company had been unable, prior to its Chapter 11 filing, to obtain any new equity investment. This left the Company with only two practical alternatives reorganize or liquidate. Faced with these alternatives, the Company has chosen to reorganize under the protection of the United States Bankruptcy Code. Under the terms of the restructuring, Unsecured Creditors will receive 100% of their Allowed Claim in Reorganization Securities


The Company

       Stampede Worldwide, Inc., (the "Company") was incorporated in Georgia on April 5, 1996, under the name of JMAR Communications, Inc., and changed its name to Chronicle Communications, Inc., effective July 30, 1997. The Georgia company merged into its newly incorporated, wholly owned Florida subsidiary on February 2, 2000 for the sole purpose of changing the Company's state of incorporation to Florida from Georgia. On April 14, 2000, the Company changed its name to Stampede Worldwide, Inc.

       The Company's founder is John V. Whitman, Jr., the Company's president and chairman. The Company was organized for the purpose of establishing and operating a shopper style tabloid newspaper in the Crisp County, Georgia market area which included several contiguous counties. The Company later expanded operations to include a second shopper style tabloid newspaper, including community news features, serving the Grady County, Georgia market area which included several contiguous counties. Subsequently, the Company added a two-edition broadsheet (full sized) Sunday newspaper serving those markets, with a full membership in the Associated Press. In February 1998, the Company terminated publication of the Sunday newspapers. In February 1999, the Company terminated publication of all shopper style tabloid newspapers and became a holding company with its operations located entirely in Tampa, Florida.

History of Operations

        Suspension of Certain Operations:

        The Company, through its technology subsidiaries, previously provided a network of services including e-business solutions, hardware and software productivity solutions, custom IT training, premium technology staffing, and dynamic commercial printing expertise. On March 30, 2001, the Company suspended the operations of several of its subsidiaries engaged in the technology sector. These subsidiaries include: Stampede Network.com, Inc., Spiderscape, Inc., i-Academy, Inc. and Stampede Quest. The Company continues to operate its printing operations in its subsidiary, Chronicle.

        Commercial printing:

        The Company provides complete commercial web press printing services through Chronicle. Chronicle operates a web-site at www.chronicleinc.com. While this line of business was originally a result of the Company's commercial printing business through an acquired subsidiary, the Company's commercial printing capabilities enhance its e-commerce activities by enabling the Company to produce its printed catalogues at minimum cost. The Company is able to offer catalog printing services to its Web solutions clients, complimenting with traditional media the client's e-commerce initiatives. The Company also prints tabloid newspapers, such as La Gazetta, the nation's oldest trilingual newspaper, newspaper inserts and other newsprint products.

Employees

As of June 19, 2001, the Company employed 2 people, the Company's president and the general counsel. The Company's subsidiaries employ an additional 18 persons.

Properties

      The Company owns a 32,000 sq. ft. office and light industrial building located on 5.25 acres located at 3910 Riga Boulevard, Tampa, Florida. All of the Company's operations are located at this facility. The Company believes that the facility is adequate for current operations and growth in the foreseeable future. The property is subject to a seller-financed mortgage. The Company has installed eight Compaq servers performing the following functions for the Company:
Primary and secondary domain control, email service, development, test and live Internet platforms, sufficient switching and routing equipment, supporting a Windows NT operating system. The Company has a written disaster recovery plan, including ample uninterruptible power supplies and tape backup. The Company has 50 Compaq Ipax work stations on a 10/100 Ethernet local area network. The Company has three T-1 data connections for sufficient and redundant Internet connectivity.

       The Company's printing press is manufactured by the Raghbeer Company. The press is a model FAST-300 and includes eight printing units, six roll stands and a folder. Other improvements to the press room are a six pocket stitcher/trimmer, several cutters, ink pump systems and an online counter/stacker. The press has the capability of printing a ninety-six page, 8.5X11 glued book with thirty-two pages of process color in a single pass. The FAST-300 is very similar in configuration and operation to a Goss Community printing press. The Company has a complete pre-press facility, including disk to film capability.

EVENTS LEADING TO FILING OF THE CHAPTER 11 PETITION

Operating Losses and Financial Condition

      The Company has incurred substantial operating losses since inception. Current liabilities exceed current assets by $1,001,724 at March 31, 2001. The Company and its subsidiaries, are development stage entities and, with the exception of Chronicle, had never developed operating revenues sufficient to pay for their day-to-day operating expenses. In order to fund the cash needs of its subsidiaries, the Company raised capital by registering and selling its common stock on the public market. Pursuant to its corporate charter, the Company cannot issue any more stock for the purpose of raising capital. Further, the Company's management has determined that there is insufficient market interest to sell any additional stock at this time.

These factors, combined with the fact that the Company has not generated positive cash flows from operating activities since inception, precipitated the need for relief and the filing of the Chapter 11 Petition in this case.

Legal Matters

The following suits have been filed against the company:
Larry S. Hyman vs. Chronicle Communications, Inc., Case No. 98-5547 CI 7 in the Pinellas County, Florida Circuit Court. This action is for breach of contract in the acquisition of a printing plant and seeks $739,371.70 in damages.

Patken Leasing Company, Inc. vs. Chronicle Communications, Inc., Case No. 99014163, in the Dade County, Florida Circuit Court. This action seeks the recovery of approximately $108,000 for sums advanced to Bright Now, Inc., a former subsidiary of the Company that was liquidated in bankruptcy.

PSInet, Inc. vs. Stampede Worldwide, Inc., Case No, 01-296-A, in the Federal District Court for the Easter District of Virginia, Alexandria Division. This action seeks recovery for an alleged breach of contract. The Debtor filed counterclaims for breach of contract also. Subsequent to the filing of the Chapter 11, the case was voluntarily dismissed with the agreement of both parties.

Stampede Worldwide, Inc. vs. Charles R. Will, Case No, 00-3468-CI-15, in the Pinellas County, Florida Circuit Court. This action is for an injunction against the defendant.

Tech Squared, Inc. vs. Stampede Worldwide, Inc., Case No. 00-CA-7057, in the Hillsborough County, Florida Circuit Court. This action is a collection action against the Debtor and has been stayed by the Chapter 11 proceeding.


SUMMARY OF SIGNIFICANT EVENTS IN THE REORGANIZATION CASE

Debtor filed a voluntary petition for reorganization under the protection of Chapter 11 of the United States Bankruptcy Code on April 6, 2001 and was authorized by the Court to continue to operate its business.

Purposes and Effects of the Restructuring

The primary purposes of the restructuring are to alter the Company's capital structure so as to allow it to consummate its plans for a subsequent merger and to convert the unsecured creditors to equity, which will provide the Company with greater liquidity and thereby increase its chances for success.

EQUITY CAPITALIZATION AFTER THE REORGANIZATION AND AMENDMENT OF CHARTER

On the Effective Date, the Articles of Incorporation of the Company shall be amended to provide for the transactions contemplated by the Plan and will, among other things prohibit the issuance of non-voting equity securities as required by 1123(a)(6) of the Bankruptcy Code.

No Corporate Action Required

As of the Effective Date, the adoption of the Amended Articles and Amended Bylaws or other or similar constituent documents for the Debtor, the initial selection of directors and officers for the Debtor, the distribution of Cash and issuance and distribution of the Reorganization Securities; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements related to or contemplated by the Plan; the adoption, execution and implementation of employment, retirement and indemnification agreements; incentive compensation programs, retirement income plans, welfare benefit plans, and other employee plans and related agreements; and the other matters provided for under or in furtherance of the Plan involving corporate action to be taken by or required of the Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by shareholders or directors of the Debtor, and with like effect as if such actions had been taken by unanimous action of the shareholders and directors of the Debtor, as applicable.

Articles and Amended Bylaws

As of the Effective Date, the Articles of Incorporation and Bylaws of the Debtor shall be amended and restated substantially in the form of Amended Articles and the Amended Bylaws. The Amended Articles shall, among other things: (a) prohibit the issuance of non-voting equity securities, to the extent required by section 1123(a) of the Bankruptcy Code; (b) authorize the issuance of the Reorganization Securities and such other acts as may be necessary to effectuate the Plan; and (c) increase the number of authorized shares of Common Stock to three hundred million (300,000,000) shares. After the Effective Date, the Debtor may amend and restate the Amended Articles as permitted by applicable non-bankruptcy law.

POST-CONFIRMATION OFFICERS AND DIRECTORS OF THE COMPANY

        A brief biography of each member of the post-confirmation management and Board of Directors, is set forth below, followed by a table that sets forth the names, ages and terms of office of directors and executive officers of the Company:

John V. Whitman, Jr., President and Director. John V. Whitman, Jr., is the founder, director and president of the Company since inception. In February and March 1996, Mr. Whitman was planning for a business which became the Company. From September 1, 1995 into February 1996, Mr. Whitman was the President of Southwest Georgia Shoppers, Inc., a subsidiary of Gray Communications Systems, Inc., a New York Stock Exchange listed company, (trading symbol GCS) which had purchased the assets of Phillips Publishing, Inc., owner of the Tallahassee Advertiser, The Add Sheet, The South Georgia News and Shopper and The Gadsden News and Shopper. During his brief tenure with Southwest Georgia Shoppers, Inc., Mr. Whitman was assigned the additional responsibilities of president of the Rockdale Citizen Publishing Company, the owner of the Gwinnett Daily Post and The Rockdale Citizen. Mr. Whitman was the vice president and publisher of Phillips Publishing, Inc. from October 1992 to August 1995. Mr. Whitman founded The South Georgia News and Shopper and The Gadsden News and Shopper for Phillips Publishing, Inc. Mr. Whitman managed thirty-eight full time and forty-three part time employees and exercised full management and financial responsibility for Phillips Publishing, Inc.'s operations.
He also served as a consultant and motivational speaker to other Phillips publishing divisions. For seven months in 1992, Mr. Whitman was employed by Southeast Publishing Ventures in the capacity of District Manager, in which he launched a new housing guide for the Treasure Coast of Florida and turned around a new housing guide for the Orlando, Florida market. In 1991 and 1992, Mr. Whitman was engaged in consulting in the publishing industry and efforts to acquire a print media company for his own account. Mr. Whitman attended Hillsborough Community College and the University of South Florida.

       Jackson L. Morris, Esq., General Counsel, Secretary and Director. Jackson L. Morris, Esq., a director and general counsel of the Company since inception and corporate secretary since August 23, 1998, is an attorney in private practice since 1975. Mr. Morris' law practice is primarily in the areas of general corporate, securities and contract law. Mr. Morris is a member of The Florida Bar, The State Bar of Georgia (inactive) and The District of Columbia Bar. He is admitted to practice before the United States Tax Court and Supreme Court of the United States of America. Mr. Morris earned a B.A. degree in economics
(1966) and a Juris Doctor degree (1969) from the Emory University in Atlanta, Georgia and a L.L.M. degree in federal taxation (1974) from Georgetown University Law Center. The U.S. Securities and Exchange Commission has brought a civil suit against Mr. Morris and others alleging that he sold 50,000 shares common stock in violation of the registration requirements of the Securities Act. Mr. Morris received the shares as compensation for services rendered in connection with a shell company reverse merger and pursuant to a legal opinion that the shares were not restricted. The suit seeks an injunction and penalty against Mr. Morris.

Name                   Age      All positions with Company    Director

since
-----------------------------------------------------------------------
-----------------------
Jackson L. Morris        57          Director, General Counsel
                                       and Secretary
1996

John V. Whitman, Jr.    42         Director and President        1996

        Each director is elected by holders of a majority of the Common Stock to serve for a term of one year and until his successor is elected and qualified, which is generally at the next annual meeting of stockholders. Non-management directors are paid a cash fee of $500 per meeting and $150 per hour for time devoted to the Company's business outside of directors' meetings, including committee meetings.
Directors also are issued 20,000 shares of common stock per year as additional compensation for services, which are subject to surrender pro rata for services of less than a year. See Item 10, "Executive Compensation". Officers serve at the will of the board. The Company may indemnify directors and officers against damages which qualify, in the opinion of the disinterested members of the board, for indemnification under Florida law and the Company's Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Florida law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Executive Compensation

       The current compensation and stock ownership of the officers and directors of the Company is a follows:

Name                        Monthly Salary          Stock Ownership
- ---------------------------------------------------------------------
----------------------
Jackson L. Morris               $5,417.00            1,450,876

John V. Whitman, Jr.         $8,867.00          723,196 (includes
96,252 owned jointly with his
wife, Marcia Whitman)

       The current compensation of these officers and directors was approved by the Bankruptcy Court on June ___, 2001, and they will continue to serve in their respective capacities post-confirmation at the same level of compensation.

Current Information on the Company's Securities

        The Company has issued and outstanding shares of its Common Stock, as of May 11, 2001, in the amount of 88,542,387 shares, $.001 par value.

        In October 2000, the Company designated 350 shares of authorized preferred stock as Series A Convertible Preferred Stock of which 93 shares were issued and outstanding as of March 31, 2001. Each share has a stated and liquidating value of $10,000 and has no voting rights except as stated below. The shares participate on any dividend declared on the Company's Common Stock. The Series A Convertible Preferred Stock is redeemable at the option of the Company at its stated value plus a premium of 10% annually. The shares are convertible at the option of the holder after one year in a ratio based on 50% of market price provided that sufficient number of common shares are available to effect the conversion. In the event such common shares are not available, the preferred shares cease to be redeemable and will be granted voting rights on an as converted basis.

  The price of the Common Stock has fluctuated between a high of $1.45 per share and a low of $0.008 per share during the last year. Recent bid/asked prices have been $ 0.011 bid and $ 0.013 asked. Its stock symbol, STPWQ.OB, can be found in the "pink sheets". Average daily volume of trades is approximately 442,000 shares. There are approximately 7,000 stockholders.

To the extent that any Plan provision provides for the dilution of an interest to be given to the Class 3 Unsecured Creditors and Class 4 Preferred Equity Class, the dilution shall be based upon the fair market valuation of the consideration given for the stock and shall be accomplished in accordance with applicable non-bankruptcy law and the Amended Articles and Amended Bylaws of the Reorganized Debtor.

The following table shows the beneficial ownership of the equity of the Company before and after consummation of the Plan:

Percent of Equity Ownership


Before Consummation
of the Restructuring(1)




Old Common Stock        100%
Old Preferred Stock
Unsecured Creditors

     Total
100%

After Consummation
of the Restructuring

Post-
Restructuring (2)

   45.74%
     7.75%
    46.51%

  100.00%

(1)   Does not reflect exercise of old stock options

(2) Assumes the issuance of 3,000,000 shares of Common Stock to the Unsecured Creditors and 500,000 shares of Common Stock to the Preferred Equity Class upon approval of the Plan.

APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE
NEW SECURITIES TO BE DISTRIBUTED UNDER THE PLAN

The Debtor is relying on an exemption from registration under the Securities Act and other applicable provisions of application state securities or "blue sky" laws with respect to the offer of shares of the Reorganization Securities to holders of Claims and Interests pursuant to the Plan.

With respect to the issuance of the Reorganization Securities, the Debtor intends to rely upon the exemption from the registration requirements of the Securities Act of 1933, 48 Stat.74 (1933) (codified as amended at 15 U.S.C. Sections 77a - 77aa) (the "Securities Act") (and of equivalent state securities or "blue sky" laws) provided by
Section 11454(a)(1) of the Bankruptcy Code. Generally, Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" for cash or property. The Debtor believes that the exchange of the Reorganization Securities for Claims and Interests will satisfy such requirements.

The Reorganization Securities issued to Holders of Claims and
Interests pursuant to the Plan may be resold by such Holders without restriction unless, as more fully described below, any such Holder is deemed to be an "underwriter" with respect to such securities, as defined in Section 1145(b)(1) of the Bankruptcy Code. Generally,
Section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (i) purchases a claim against, or interest in, the debtor in a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest,
(ii) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (iii) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (iv) is an "issuer," as such term is defined in Section 2(11) of the Securities Act. The reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act would include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor (and therefore be an underwriter for purposes of Section 1145), particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or affiliate's or successor's) voting securities. In addition, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor with a least 10% of the securities of a debtor could be deemed a "control" person.

Holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., one-year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), specified persons who (i) resell "restricted securities" or (ii) resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act.
Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a Holder who is not an affiliate of the Reorganized Debtor at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such Holder acquired his or its securities from an affiliate of the Reorganized Debtor. The Securities and Exchange Commission has taken the position in no-action letters that the holding period requirement set forth in Rule 144(d) is not applicable to holders of securities issued pursuant to Section 1145 of the Bankruptcy Code.

Under Section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other aftermarket transactions in such securities.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS
BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTOR DOES NOT MAKE ANY REPRESENTATIONS CONCERNING, AND DOES NOT PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. THE DEBTOR ENCOURAGES EACH PERSON WHO IS TO RECEIVE REORGANIZATION SECURITIES PURSUANT TO THE PLAN TO CONSIDER CAREFULLY AND CONSULT WITH HIS, HER OR ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS, IN VIEW OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS TO A RECIPIENT OF REORGANIZATION SECURITIES MAY BE DEEMED TO BE AN "UNDERWRITER" (WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1145(B)(1) AND/OR AN "AFFILIATE" OF, OR A PERSON WHO EXERCISES "CONTROL" OVER, THE REORGANIZED DEBTOR UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

Current Information

The Debtor is current with its filings with the Securities and Exchange Commission. Under the requirements of the Exchange Act, the Reorganized Debtor will file with the Securities and Exchange
Commission in the future, among other things, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other information.

Listing of Reorganization Securities by the Reorganized Debtor

The Reorganized Debtor does not anticipate that the Reorganization Securities will be listed on NASDAQ or any other system. The possibility exists that securities of the Reorganized Debtor may trade on the OTC Bulletin Board, although no assurances of such a market can be given.

FORECAST OF CERTAIN FINANCIAL DATA AND RECENT OPERATIONS

The following forecast was not prepared with a view toward compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forecasts or generally accepted accounting principles. Bella, Hermida, Gillman, Hancock & Mueller, certified public accountants, the independent auditors of the Company, have neither examined, reviewed nor completed the forecast and, consequently, do not express an opinion or any other forms of assurance with respect thereto. The forecast makes numerous assumptions with respect to industry performance, general business and economic conditions, taxes and other matters, many of which are beyond the Company's control. All the material assumptions made in this forecast are set forth below or are referenced in the notes that follow the forecast. The Company believes that all such assumptions are reasonable; however, such forecast and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth below. Although the forecast represents the best estimate of the Company, for which the Company believes it had a reasonable basis as of the time of the preparation thereof, of the results of operations and financial position of the Company after giving effect to the Restructuring, it is only an estimate, and actual results may vary considerable from the forecast. The Unsecured Creditors are cautioned not to place undue reliance on the forecast.

General

The financial forecast presented was formulated by management to assess whether the Company could meet restructured financial obligations over the forecast period. The assumptions of the financial forecasts are set forth below under "General Assumptions" and "Operating Assumptions."

General Assumptions

The forecast is based upon assumptions which the Company's management believes provide reasonable basis for presenting the effects of the Restructuring. The general assumptions used to prepare the forecast include the following:

Operating Assumptions

      The Company has no operations of its own. It does provide administrative services for its subsidiaries and is responsible for filing reports with the U. S. Securities and Exchange Commission.

Recent Operations

      The Company requires approximately $_____________ for its monthly operating expenses. Management anticipates that the sale of the License will provide sufficient capital for its cash needs for the foreseeable future. Once the subsidiaries' registration statements are approved, the Company expects to realize cash from the sale of stock of its subsidiaries sufficient for the next 12 months of operations.

      The Company is also seeking a merger partner. Management of the Company believe that the Company's status as a fully reporting, publicly traded entity, gives the Company value, notwithstanding its lack of commercial business activities, apart from its subsidiaries. Subsequent to the spin-out of i-Academy and Chronicle, the Company intends to consummate a merger with a viable privately held business enterprise. Discussions with various private enterprises have been held, but at this time, no definitive agreement has been negotiated. The Company will supplement this Disclosure Statement if an agreement for a merger is entered into prior to Confirmation.

VALUATION ANALYSES

General

The Company believes that the value of the property to be received under the Plan by the Unsecured Creditors and Preferred Equity Class exceeds any value such parties would receive in a liquidation of the Company under Chapter 7 of the Bankruptcy Code. In order to arrive at that judgment, the Company estimated and compared the likely returns to the Unsecured Creditors and Preferred Equity Class under liquidation pursuant to Chapter 7 of the Bankruptcy Code and the Plan of Reorganization. The results of such analysis are set forth below.

Going Concern Value vs. Chapter 7 Liquidation

Under a liquidation scenario, the Company believes that the Chapter 7 trustee would be unable to recover the going business value of i-Academy and Chronicle and furthermore would be unable to consummate the spin-offs of the Debtor's subsidiaries as independent publicly held companies. It is also doubtful whether in Chapter 7, the Company could maintain a trading market for its securities.

Together with the Company's outstanding cash balance, gross liquidation proceeds would be approximately $2,000,000 (See "Liquidation Analysis" below). After deducting the repayment of the Secured Lenders and the costs of administering the Chapter 7 case, no distribution would be made to the Company's unsecured creditors (See "Liquidation Analysis" below). The Company believes that this amount is significantly less than the value of the property that the unsecured creditors would receive if the Company is operated as a going concern pursuant to the Plan of Reorganization.

For the reasons stated above, it is the Company's opinion that to liquidate the business at present, through a Chapter 7 proceeding, would not be in the best interest of the Company's Unsecured Creditors and the Preferred Equity Class.

Chapter 7 Liquidation Analysis

To calculate what members of each impaired class of Claims and Interests would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code, the Bankruptcy Court must determine the "liquidation value" of the Company, which would consist primarily of the proceeds from a forced sales of the Company's assets by a Chapter 7 trustee.

Administrative expenses of the Chapter 7 case would reduce the proceeds from Chapter 7 liquidation available for the Claims of creditors. Administrative expenses of liquidation under Chapter 7 of the Bankruptcy Code would include the fees of a trustee, and of counsel and other professionals (including financial advisors and accountants) retained by the trustee, asset disposition expenses, litigation costs, and claims arising from the operations of the Company's business during the Chapter 7 case. The liquidation itself could trigger certain priority claims, such as claims for severance pay, and could accelerate other priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full out of the liquidation proceeds (after payment of Secured Claims) before the balance would be made available to pay unsecured claims or to make any distributions in respect of equity interests.

Under a Chapter 7 liquidation, all Secured Claims would be satisfied from the proceeds of the collateral before any such proceeds would be distributed to the holders of Unsecured Claims. The Claims of the Secured Creditors are secured by substantially all the assets of the Company. Therefore, it is unlikely that a material amount of assets, if any, would be available for distribution to holders of Unsecured Claims after the Claims of the Secured Creditors are satisfied. Absent a contrary Bankruptcy Court decision, the priorities set forth in the agreements and instruments governing the Secured Creditors would be given effect.

In applying section 1129(a)(7) of the Bankruptcy Code, the court ascertains the hypothetical recoveries in a Chapter 7 liquidation to secured creditors, priority claimants, general unsecured creditors, and equity interest holders. The court then compares these hypothetical Chapter 7 liquidation recoveries with the distribution offered to each class of claims or interests under the proposed Plan of Reorganization to determine if the plan satisfies the test set forth in Section 1129(a)(7) of the Bankruptcy Code.

To the extent that confirmation of the Plan of Reorganization requires the establishment of amounts for the Chapter 7 liquidation value of the Debtor, funds available to pay claims, and the value of securities to be distributed under the Plan of Reorganization, the Bankruptcy Court will make those rulings. Accordingly, the following Chapter 7 liquidation analysis is provided solely to disclose to holders effects of a hypothetical Chapter 7 liquidation of the Debtor, subject to the assumptions set forth below. There can be no assurance that such assumptions would be made or accepted by the Bankruptcy Court or that the assumptions used in this liquidation analysis will reflect actual conditions at the time of a liquidation. However, as set forth in the following Chapter 7 liquidation analysis, the Debtor believes, based on the assumptions set forth herein, that the Unsecured Creditors and the Preferred Equity Class receiving consideration under the Plan of Reorganization will receive more in the Plan of Reorganization than they would in a Chapter 7 liquidation.



Liquidation Proceeds Computation

Approximate cash balance (1).......$ -0-
Plus: Liquidation of other assets  Printing and
Computer
Equipment(5)...........................................................
 ..................200,000

	Building.........................................................
 ..........................................1,800,000
Gross Liquidation
Proceeds...............................................................
 .................................$2,000,000
Less Administrative Costs
Trustee and Professional Fees;
Other Administrative Costs
(7)...................................................(250,000)
Available cash
 .......................................................................
 ....1,750,000
Secured claims
 ............................................2,800,000
Net Proceeds of Liquidation
to Unsecured
Creditors..............................................................
 .......................$-0-

Notes to Liquidation Analysis

The following footnotes identify the basis for management's assumptions and the methodology used for the proceeding liquidation analysis. The liquidation of the operating business is assumed to occur between July, 2001 and December, 2001.

Comparison of Estimated Distributions

The tables below sets forth a comparison of the estimated distributions under the Plan of Reorganization with the estimated recoveries in a Chapter 7 liquidation of the Company with respect to all Impaired Creditors and Impaired Equity Holders after giving effect to all contractual provisions. The comparison should be read in conjunction with all other information set forth under "Valuation Analysis". The fair market value of distributions under the Plan of Reorganization has been estimated by the Company. These estimates could vary significantly from the actual realizable value of such distributions.

Description
Approximate Claim
Amts

Chapter 11
Percentage
Recovery to Claim
(1)
Chapter 7
Hypothetical
Liquidation %
Recovery to Claim
Secured Lenders
   2,000,000
    100%
      90%
Unsecured
Creditors
      500,000
    100%
        0%
Preferred Equity
Class
Not applicable
    100%
        0%
Equity Class
Not applicable
    100%
        0%

SUMMARY OF THE PLAN OF REORGANIZATION

Introduction

The Debtor believes that the Plan provides the greatest and earliest possible recoveries to the Debtor's Creditors. All of the unsecured claims will be paid in Reorganization Securities. It is anticipated, but not guaranteed, that each Unsecured Creditor will receive Reorganization Securities with a value in excess of its Claim. This will provide a far greater recovery than under a Chapter 7 liquidation. The Debtor believes that the acceptance of the Plan is in the best interest of each and every Class of Claims and Interests and recommends that the Voting Classes vote to accept the Plan.


A summary of the principal provisions of the Plan is set forth below . This summary is qualified in its entirety by reference to the provisions of the Plan and, to the extent there is any conflict between this summary and the Plan, the language of the Plan shall govern.

Treatment of Administrative Expense Claims

The Debtor will pay the holders of Allowed Administrative Expense Claims, which are not incurred in the ordinary course of business of the Debtor in Possession, (a) in full, in cash, on or before the later of (i) the Effective Date or (ii) ten (10) days after the date the order allowing such Administrative Expense Claim becomes a Final Order, or (b) under such other terms as may be agreed upon by both the holder of such Administrative Expense Claim and the Debtor. However, any Administrative Expense Claims representing obligations incurred in the ordinary course of business of the Debtor will be paid in accordance with ordinary business terms or the terms and conditions of the agreements under which such expenses were incurred or other applicable law relating thereto.

To the extent that an Administrative Expense Claim representing an allowance of compensation or reimbursement of expenses by an order of the Bankruptcy Court for services rendered prior to the Effective Date is not paid in full by the Effective Date, whether or not allowed by Final Order prior to such date, the unpaid portion of such Administrative Expense Claim will bear interest at the rate of Six percent (6%) per annum for the period from the Effective Date until the date of payment.

As of the date of this Disclosure Statement, the Debtor believes that its Administrative Expense Claims will primarily consist of legal fees and costs of its bankruptcy counsel, Herbert R. Donica, P.A. and the Debtor's CPA firm, Bella, Hermida, Gillman, Hancock & Mueller, certified public accountants. At this time, the Debtor is unable to estimate the total fees and costs for professionals through the Confirmation Date. All such fees and costs, however, are subject to Bankruptcy Court approval.

Treatment of Priority Tax Claims

The Debtor will pay each holder of a Priority Tax Claim which is an Allowed Claim deferred cash payments of a value, as of the Effective Date, equal to the Allowed amount of such Tax Claim, over a period not exceeding Six (6) years after the date of assessment of such Tax Claim, as permitted by Section 1129(a)(9)(C) of the Bankruptcy Code. Such deferred cash payments will be made in monthly installments, commencing one hundred twenty (120) days after the Effective Date. Holders of Tax Claims shall receive interest on account of their Tax Claims at the rate established for delinquent tax obligations pursuant to 26 U.S.C. 6621. The amount of any Tax Claims as to which proofs of claim are timely filed and to which the Debtor objects will be determined by the Bankruptcy Court.

Classification and Treatment of Claims and Interests

The Plan divides the Claims and Interests into Classes, depending on their nature and the treatment to be afforded them under the Plan. The Classes and their intended treatment under the Plan are set forth below.

Class 1: Priority Claims.  Class 1 consists of all Priority
Claims which are Allowed Claims, including Disputed Claims which become Allowed Claims in Class 1 as a result of a Final Order. Such Claims would typically include certain pre-petition Claims of employees for wages, salaries or commissions, including vacation, severance and sick leave.

Unless otherwise agreed or otherwise ordered by Final Order, each holder of a Class 1 allowed Claim will receive, in full and final satisfaction of such Allowed Claim, cash equal to the unpaid portion of such Allowed Claim on the later of (a) the Effective Date or (b) ten
(10) days after entry of the Final Order determining that such Claim is a Class 1 Allowed Claim.

Class 1 Claims are unimpaired under the Plan.

As of the date of this Disclosure Statement, the Debtor is unaware of any claims entitled to payment under Class 1.

Class 2: Secured Claims.

Treatment: On the Effective Date, the holders of secured claims, Hancock Printing Equip., Inc. and Carlton Technologies, Inc., Classes 2A and 2B, respectively, will retain their liens and will be paid in accordance with the terms negotiated between the parties.

Voting:  Class 2 is unimpaired under the Plan

Class 3: General Unsecured Claims. Class 3 consists of all general unsecured claims.

Treatment:  Holders of general unsecured claims will receive
Reorganization Securities with an estimated value in excess of the amount of such claims.

Voting:  Class 3 is impaired and the holders of the Allowed
Claims of Class 3 are entitled to vote to accept or reject the Plan.

Class 4:   Preferred Stock Equity Interests. Class 4 consists of
the presently existing Preferred Stock Equity Class.

Treatment:  Members of the Preferred Equity Class will receive
Reorganization Securities with an estimated value in excess of the amount of the par value of such Preferred Stock.

Voting:  Class 4 is impaired and the members of the Preferred
Equity Class are entitled to vote to accept or reject the Plan.

Class 5: Common Stock Equity Interests. Class 5 consists of the presently existing Equity Class.

Treatment: Members of the Equity Class will continue to own shares of Common Stock subject to the Reverse Stock Split and the Cancellation. However, the Plan calls for issuance of additional shares to Class 3, Unsecured Creditors, and Class 4, Preferred Equity Class, in exchange for their respective claims and interests against Debtor on the Effective Date.

Voting: Class 5 is impaired and the holders of the Common Stock equity interests are deemed to reject the Plan. Accordingly, the members of Class 5 will not be entitled to vote to accept the Plan.

Summary of Other Provisions of the plan

Treatment of Executory Contracts and Unexpired Leases.  Section
365 of the Bankruptcy Code give the Debtor in Possession the power, subject to the approval of the Bankruptcy Court, to assume or reject its executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected by the Debtor, it will be treated as if the Debtor breached the contract or lease on the date immediately preceding the Filing Date and the other party to the agreement or lease may file a Class 3 Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and leases of real property, such claims are subject to certain limitation imposed by the Bankruptcy Code.

The Plan provides that any executory contract or unexpired lease of the Debtor that has not been rejected by an order of the Bankruptcy Court, is not the subject of a motion to reject filed by the Debtor with the Bankruptcy Court and pending on the Effective Date will be deemed to have been assumed (the "Assumed Contracts") by the Debtor as of the Effective Date.

Any lessor or other party to an Assumed Contract that objects to such assumption must file a written objection setting forth with specificity the grounds for such objection, with the Bankruptcy Court and serve the objection upon the Debtor no later than ten (10) days prior to the date of the Confirmation Hearing. In addition, any lessor or other party to an Assumed Contract must, by no later than ten (10) days prior to the date of the Confirmation Hearing, file an affidavit with the Bankruptcy Court and serve same on the Debtor setting forth any defaults that it alleges are in existence and, if such defaults are monetary, the nature of such monetary defaults, including the date and amount of any payment allegedly due under the Assumed Contract. If the other party to the Assumed Contract alleges that there are non-monetary defaults under the Assumed Contract, such party shall also describe with specificity such non-monetary defaults and state the type of action required to cure such non-monetary defaults. Any party to an Assumed Contract that fails to file a written objection to such assumption as described above or that fails to file an affidavit of default as described above shall be conclusively deemed to have waived any such objection and/or to have acknowledged that no default exists and to have consented to the treatment described in the Plan.

All payments to cure defaults under the Assumed Contracts that may be required by Bankruptcy Code Section 365(b)(1), which have not been made prior to the Effective Date, shall be made by the Debtor following the Effective Date at such time and on such terms as may be agreed upon by the Debtor and the party to the Assumed Contract.

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases must be filed with the Bankruptcy Court and served upon the Debtor by no later than the Bar Date or, if applicable, thirty (30) days from and after the date of the entry of an order of the Bankruptcy Court approving such rejection unless a different date is provided in any order of the Bankruptcy Court. Otherwise the Claim shall be forever barred. These Claims, once fixed and liquidated by the Bankrupt Court and determined to be Allowed Claims, will be Class 3 Allowed Claims.

Determination of Claims. All objections to Claims must be filed with the Bankruptcy Court no later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, except any late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases. Objections to late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases must be filed on the later of (a) the Effective Date or (b) the date sixty (60) days after the Debtor and other parties in interest receive actual notice of such Claim.

Disputed Claims will be fixed or liquidated in the Bankruptcy
Court as core proceedings within the meaning of 28 U.S.C 157(b)(2)(B) unless the Bankruptcy Court orders otherwise. If the fixing or liquidation of a contingent or unliquidated Claim would cause undue delay in the administration of this reorganization case, the Debtor, or other party in interest, will make a motion in the Bankruptcy Court to estimate the Claim for purposes of allowance and distribution pursuant to Bankruptcy Code Section 502(c). The determination of Claims in estimation hearings will be final and binding for purposes of establishing the maximum amount of the Claim for purposes of allowance and distribution. Procedures for specific estimation hearings, including provisions for discovery, will be set by the Bankruptcy Court giving due consideration to applicable Bankruptcy Rules and the need
for prompt determination of the Disputed Claim.   The Bankruptcy Court
will determine whether estimation is appropriate in each individual cases and will set the time necessary to complete the estimation process. In cases where the Bankruptcy Court determines that estimation is appropriate, the estimation will be binding for all purposes of allowance and distribution and will constitute a final adjudication of the Debtor's and the claimant's rights, subject to any applicable appellate rights that any party may have and subject to any requirement for the posting of a bond pending appeal in order to stay the effectiveness of the Bankruptcy Court's order.

Means of Implementing the Plan. The Plan will be funded from the sale of the License and distribution of Reorganization Securities to Unsecured Creditors and members Preferred Equity Class.

Release and Discharge. The rights afforded to the holders of Claims and Interests under the Plan will be in exchange for and in complete release, satisfaction and discharge, to the fullest extent permitted by applicable law, of all claims of any nature whatsoever against the Debtor and all of its officers, directors and agents. Except as expressly provided in the Plan or in the Confirmation Order, or as agreed by the Debtor in any stipulation of compromise or settlement approved by the Bankruptcy Court prior to the Effective Date, the entry of the Confirmation Order operates as a discharge to the fullest extent permitted by applicable law, effective as of the Effective Date, of any and all claims of any nature whatsoever of holders of Claims and Interests against the Debtor and all of its officers, directors and agents that arose at any time before the Effective Date. On the Effective Date, as to every discharged debt and claim, each holder of a Claim or Interest will be forever precluded and permanently enjoined to the fullest extent permitted by applicable law from asserting directly or indirectly against the Debtor, or against its officers, directors, agents, assets or properties, any other or further claim based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date or that occurs in connection with implementation of the plan. The rights of discharge are cumulative with, and not restrictive of, any and all rights and benefits that the Debtor has or obtains pursuant to any provision of the Bankruptcy Code. However, under the Plan, the Debtor is not discharged of its liability to holders of Allowed Claims and Interests until the amounts required to be paid under the Plan have been paid in full.

Consolidation of Claims. The claims in this case are all claims against the parent corporation, Stampede Worldwide, Inc. or are guaranteed by it.

Cancellation of Company Stock Option Plans for Employees and
Directors. On the Effective Date, all outstanding unexercised options shall be cancelled.

Retention of Jurisdiction. The Plan provides for the retention of jurisdiction by the Bankruptcy Court to, among other things, determine all disputes relating to Claims, Interests and other issues presented by or arising under the Plan. (See Article 10 of the Plan).

Legally Binding Effect. As of the Effective Date, the Plan's provisions will bind the Debtor and all its Creditors and holders of Interests, whether or not they have accepted the Plan.

Unclaimed Distributions. If the holder of an Allowed Claim or Interest fails to negotiate a check issued to such holder within ninety
(90) days of the date such check was issued, then the Debtor will provide written notice to such holder stating that unless such holder negotiates such check within thirty (30) days of the date of such notice, the amount of cash attributable to such check will be deemed to be unclaimed, such holder's Claim or Interest shall no longer be deemed to be Allowed and such holder shall be deemed to have no further Claim or Interest in respect of such check and will not participate in any further distributions under the Plan. If a distribution pursuant to the Plan to any holder of an Allowed Claim or Interest is returned to the Debtor due to an incorrect or incomplete address for the holder of such Allowed Claim or Interest, and no claim is made to the Debtor as to such distribution within one hundred twenty (120) days of the return of such distribution, then the property to be distributed to such holder shall be deemed to be unclaimed and such holder shall be deemed to have no further Claim or Interest in respect of such distribution and will not participate in any further distributions under the Plan. Any unclaimed cash or property as described above shall be retained by the Debtor for its operations or utilized to fund other distributions under the Plan as deemed appropriate.

Revestment of Property of Debtor. The Plan provides that, on the Effective Date, the Debtor will be revested with all property of its estate free and clear of all security interests, Allowed Claims, encumbrances and Interests, except as otherwise expressly provided in the Plan.

Compliance with Tax Requirements. In connection with the Plan and the making of distributions pursuant thereto, the Debtor will comply with all withholding and reporting requirements imposed by federal, state and local taxing authorities and all distributions pursuant to the plan will be subject to such withholding and reporting requirements.

In furtherance of the foregoing, in connection with each distribution with respect to which the filing of an information return (such as an IRS Form 1099 or 1042) and/or withholding is required, the Debtor will file such return with the IRS and provide any required statements to recipients of such distribution and will effect any such withholding and deposit all moneys so withheld as required by law. With respect to any person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Debtor, the Debtor will withhold the amount required and distribute the balance to such person.

Amendment of the Plan. The Debtor may amend, modify or supplement the Plan at any time before or after the Confirmation
Hearing to the full extent such amendment is authorized by law. Notice of any amendment which materially adversely affects the holders of Claims or Interests will be sent to such parties as the Bankruptcy Court may direct.

VOTING ON AND CONFIRMATION OF THE PLAN

General

In order to confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of determinations concerning the Plan including that (a) the Plan has classified Claims and Interests in a permissible manner, (b) the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code, (c) the Debtor has proposed the Plan in good faith, and (d) the Debtor's disclosures as required by Chapter 11 of the Bankruptcy Code have been adequate and have included information concerning all payments made or promised by the Debtor in connection with the Plan. The Debtor believes that all of these requirements will have been met by the date of the Confirmation Hearing and will seek rulings of the Bankruptcy Court to such effect at that hearing.

The Bankruptcy Code also requires that the Plan shall have been accepted by the requisite votes of Creditors and stockholders, except to the extent that "cram-down" is available under Section 1129(b) of the Bankruptcy Code, as described at "Confirmation Without Acceptance By All Impaired Classes" below; that the Plan be feasible (this is, that there be a reasonable prospect that the Debtor will be able to perform its obligations under the Plan without further financial reorganization); and that the plan be in the "best interests" of all impaired Creditors and equity security holders (that is, that impaired Creditors and equity security holders will receive money or property pursuant to the Plan of a value at least equal to the value they would receive in a Chapter 7 liquidation). To confirm the Plan, the Bankruptcy Court must find that all of these requirements have been met. Thus, even if the Creditors and holders of Interests accept the Plan by the requisite votes, the Bankruptcy Court must make independent findings respecting the Plan's feasibility and whether it is in the best interests of the Creditors and holders of Interests before it may confirm the Plan. These statutory conditions to confirmation are discussed below.

Classification of Claims and Interests

The Bankruptcy Code requires that a plan of reorganization place each creditor's claim and each equity security holder's interest in a class with other claims and interests which are "substantially similar." The Debtor believes that the Plan meets the classification requirements of the Bankruptcy Code.


Voting

Impaired Classes.  As a condition to confirmation, the Bankruptcy
Code requires that each impaired Class of Claims or Interests accept the Plan. A Class is "impaired" if the legal, equitable or contractual right attaching to the Claims or Interests of that Class are modified, other than by curing defaults and reinstating maturity or by payment in full in cash. The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims allowed for voting purposes of that class, but for that purpose, counts only those who actually vote to accept or reject the plan. Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the plan.

Classes That Are Not Impaired. Classes of Claims or Interests that are not "impaired" under the Plan are deemed to have accepted the Plan.

Best Interests of Creditors and Shareholders. Notwithstanding acceptance of the Plan as provided for in the Bankruptcy Code, in order to confirm the Plan, the Bankruptcy Court must independently determine that the plan is in the best interests of all classes of Creditors and equity security holders impaired by the Plan. The "best interests" test requires that the Bankruptcy Court find that the plan provides to each member of each impaired Class of Claims and Interests a recovery which has a value at least equal to the value of the distribution which each such person would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. The Debtor believes that distributions to all Classes of impaired Creditors in accordance with the terms of the Plan would exceed the net distribution that would otherwise occur in Chapter 7.

Feasibility

A plan may be confirmed only if it is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor. The Debtor believes it will be able to perform its obligations under the Plan.

Confirmation Without Acceptance by all Impaired Classes

The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes. As long as at least one impaired class of claims has accepted the Plan, it may be confirmed notwithstanding rejection by impaired classes. These "cram-down" provisions of the Bankruptcy Code are set forth in Section 1129(b) of the Bankruptcy Code.

The Plan may be confirmed under the cram-down provisions and be binding on a non-accepting impaired Class if, in addition to satisfying the other requirements of Section 1129(a) of the Bankruptcy Code, (1) it "does not discriminate unfairly" and (b) it is "fair and equitable" with respect to each Class of Claims or Interests that is impaired under, and has not accepted, the Plan. As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law.

The requirement that a plan not "discriminate unfairly" means that a dissenting class must be treated equally with respect to other classes of the same rank. The Debtor believes that the Plan does not "discriminate unfairly" with respect to any Class of Claims or Interests because no Class is afforded treatment which is disproportionate to the treatment afforded other Classes of equal rank.

The "fair and equitable" standard, also known as the "absolute priority rule", requires that a dissenting Class receive full compensation for its Allowed Claims or Interests before any junior Class receives any distribution. The Debtor believes the Plan is fair and equitable to all Classes pursuant to this standard.

Accordingly, if necessary, the Debtor believes that the Plan meets the requirements for confirmation by the Bankruptcy Court, notwithstanding the non-acceptance by an impaired Class of Claims or Interests.

The Debtor intends to evaluate the results of the balloting and determine whether to seek confirmation of the plan in the event that Classes of impaired Claims or Interests do not vote to accept the Plan. The determination as to whether to seek confirmation under such circumstances will be announced before or at the Confirmation Hearing.

The cost of distributing the Plan and this Disclosure Statement, as well as the costs, if any, of soliciting acceptances, will be borne by the Debtor. In addition, all fees payable under 28 U.S.C. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Effective Date.




ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtor or, subject to determination by the Bankruptcy Court as to extensions of exclusivity under the Bankruptcy Code, any other party in interest in the Reorganization Case, could attempt to formulate and propose a different plan or plans. Such plans might involve both a reorganization and continuation of the Debtor's business or an orderly liquidation of its assets, or a combination thereof. The Debtor believes that the Plan will enable Creditors' Allowed Claims to be paid the maximum amount possible.

Liquidation under Chapter 7 or Chapter 11

If a plan is not confirmed, the Reorganization Case may be converted to a Chapter 7 liquidation case. In a Chapter 7 case, a trustee would be elected or appointed to liquidate the assets of the Debtor. The proceeds of the liquidation would be distributed to the Creditors and holders of Interests of the Debtor in accordance with the Priorities established by the Bankruptcy Code. A Liquidation Analysis as of the Petition Date is found at Valuation Analyses herein and provides an analysis of the value of the Debtor's assets upon a liquidation.

In general, the Debtor believes that liquidation under Chapter 7 would result in diminution of the value of the interests of the Creditors and holders of Interests because of (a) additional administrative expenses involved in the appointment of a trustee and attorneys, accountants and other professionals to assist such trustee;
(b) additional expenses and claims, some of which might be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts; (c) failure to realize the full value of the Debtor's assets; and (d) the substantial delay which would ensue before Creditors or holders of Interests would receive any distribution. In addition, as indicated by the Liquidation Analysis, the proceeds from a liquidation would only be sufficient to pay Administrative Claims, Tax Claims and a portion of the Secured Claims. There would be no funds available after liquidation to satisfy any amounts owed to the holders of Unsecured Claims or Interests.

In liquidation under Chapter 11, the Debtor's assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. The Debtor believes that any consideration of liquidation under Chapter 11 is premature. To the extent the Debtor's remaining assets are required to be sold or exploited in an effort to pay all holders of Allowed Claims or Interests, the Debtor believes that the Plan will better maximize distribution to holders of Allowed Claims and Interests. Consequently, the Debtor believes that the plan is in the best interest of all Creditors and holders of Interests and is superior to liquidation under Chapter 7 or Chapter 11.

RISK FACTORS

The Reorganization Securities to be issued pursuant to the Plan are subject to a number of material risks, including those discussed below. Prior to voting on the Plan, each Creditor of the Debtor should carefully consider the risk factors enumerated below as well as all of the information contained in this Disclosure Statement, including the Plan and the other Exhibits attached hereto.

High Leverage

Subsequent to Confirmation, the Debtor's tangible assets will continue to be fully encumbered. Accordingly, the Reorganized Debtor will be highly leveraged after the Effective Date. This high degree of leverage will pose substantial risks to holders of the Reorganization Securities, and could have material adverse effects on the marketability, price, and future value of such securities. Among other consequences, the high degree of leverage of the Reorganized Debtor may result in impairment of its ability to obtain additional financing, to make capital improvements, to make acquisitions, and to take advantage of significant business opportunities that may arise. In addition, this high degree of leverage will increase the vulnerability of the Reorganized Debtor to adverse general economic conditions and to increased competitive pressures (especially price pressure from less highly leveraged competitors).

Ability to Maintain Operations

      Based on the forecasted financial information set forth in "Forecast of Certain Financial Data and Recent Operations" and subject to assumptions and limitations set forth therein, the Reorganized
Debtor would have sufficient cash to operate its business.

Forecasts

The financial forecasts are dependent upon the successful implementation of the Reorganized Debtor's Business Plan and the accuracy of the assumptions on which the Plan is based contained therein. These forecasts reflect numerous assumptions, including general business and economic conditions and other matters, many of which are beyond the Reorganized Debtor's control. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the forecasts will affect actual financial results. Therefore, actual results achieved throughout the periods covered by the forecasts may vary materially from the forecasted results.

Absence of Public Market and Possible Volatility of Common Stock Prices

There can be no assurance that an active trading market for the Reorganized Debtor's Common Stock will be sustained. The Reorganization Securities will be issued to Unsecured Creditors and members of the Preferred Equity Class pursuant to the Plan and some of those Creditors may prefer to liquidate their investment rather than to remain as a stockholder. Accordingly, the market price for the Company's common stock may be highly volatile depending on the amount of stock offered for sale, changes in general market conditions, yields on alternative investments and the business and prospects of the Reorganized Debtor. Furthermore, any future offering of stock by the Reorganized Debtor could adversely affect the prevailing market price of the stock. It is not currently contemplated that the Reorganized Debtor will apply for listing of the Reorganization Securities on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other trading system.

No Independent Valuation

No investment banker or underwriter has been retained to value the Common Stock. Debtor has not attempted to make any estimate of the prices at which the Common Stock may trade in the market. Moreover, there can be no assurance given as to the market prices that will prevail following the distribution of the Common Stock.

Certain Tax Matters

The Debtor's consolidated federal income tax returns, as filed, reflect substantial net operation loss ("NOL") carryforwards available prior to the Plan or Reorganization which are subject to review and may be adjusted by the Internal Revenue Service. Also, Debtor believes that the satisfaction of a portion of the claims should not give rise to discharge of indebtedness income. However, as discussed in "Certain United States Federal Income Tax Consequences of the Plan", the availability of NOLs and the absence of certain discharge of indebtedness income are dependent on a number of factual and legal assumptions as to which there is uncertainty. Accordingly, the Debtor's NOLs and other tax attributes may be reduced significantly, eliminated or subject to substantial limitations on their utilization. A reduction or limitation in the amount of Debtor's utilizable NOLs and other tax attributes could result in greater tax liability and may adversely affect the value of the Reorganization Securities. However, it should be noted that the Debtor's forecasts have been prepared based upon the presumption that no NOLs are available to offset post-reorganization taxable income. Also, for purposes of these forecasts, other tax attributes, primarily general business tax credit carryforwards and tax basis in depreciable property, have been reduced for certain potential discharge of indebtedness income.

The Debtor has filed and will continue to file consolidated federal income tax returns. The Debtor believes that the Reorganized Debtor will be eligible to file consolidated federal income tax returns subsequent to the Effective Date of the Plan of Reorganization. There could be material adverse federal income tax consequences if the Debtor were not eligible to file consolidated tax returns.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion has been prepared by Counsel and is intended only as a summary of certain United States Federal income tax consequences of the restructuring to the Company as described herein. It does not purport to be a complete analysis or listing of all potential tax factors that may be relevant to a decision of whether to vote in favor of the Plan. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), final, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). Any such change could affect the continuing validity of this discussion. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences of the restructuring described herein, and no ruling from the Service has been or will be sought by the Company with respect to any such tax consequences.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
RESTRUCTURING ARE COMPLEX. ALL UNSECURED CREDITORS AND MEMBERS OF THE PREFERRED EQUITY CLASS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RESTRUCTURING, AND THE OWNERSHIP OF THE REORGANIZATION SECURITIES, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Tax Consequences to Holders of Secured Claims Receiving Cash.

A holder of a Claim receiving only cash will recognize gain or loss in an amount equal to the excess of the amount of the Cash received over the holder's adjusted tax basis in its Claim. Such gain or loss will be ordinary or capital depending on the status of the Claim in the holder's hands.

Tax Consequences to the Company

Cancellation of Indebtedness Income

In general, unless an exception applies, a taxpayer must include in gross income the amount of any cancellation of indebtedness income ("COD income") realized during the taxable year. Section 108(e)(2) of the Internal Revenue Code provides that income shall not be realized from the discharge of indebtedness to the extent that payment of the liability being discharged would have given rise to a deduction by the taxpayer. In addition, under Section 108(a) of the Internal Revenue Code, if a taxpayer is under the jurisdiction of a court in a case under the Bankruptcy Code and the cancellation of indebtedness is granted by or pursuant to a plan approved by the court, the taxpayer would not include any such cancellation in income, but instead would be required to reduce certain of its tax attributes, including net operating losses, in an amount equal to the amount of the discharged indebtedness that would otherwise have been required to be included in income. Generally, to the extent that the amount not recognized pursuant to Section 108(a) exceeds these tax attributes, a taxpayer is next required to reduce its tax basis in its assets by the amount of such excluded COD income with such basis reduction limited, however, to the excess of the aggregate tax bases of the property held by the taxpayer over the taxpayer's aggregate liabilities immediately after the transaction causing the COD income. Any excluded COD income remaining after any attribute reductions and basis reductions have been made will not result in taxable income or further attribute or basis reduction.

If the Unsecured Creditors vote in favor of the restructuring, the Company will be relieved of its obligations that are the basis of Unsecured Creditors Claims in exchange for the issuance to the Unsecured Creditors of the Reorganization Securities. However, because the Unsecured Creditors Claims relate to the non-payment of outstanding obligations, which if made, would be deductible expenses to the Company, the discharge should not generate COD income by reason of the application of Section 108(e)(2) even if the fair market value of the Reorganization Securities is less than the amount of the Unsecured Creditors Claims. If, however, the Unsecured Creditors Claims were treated as obligations that would not be deducible expenses if paid, the discharge would generate COD income, but the Company would not be required to recognize any such income because the discharge would be pursuant to a plan approved by a court in a case under the Bankruptcy Code. The company would instead be required to reduce its tax attributes by the amount of the non-recognized COD income as described above.

Change of Control

Section 382 of the Internal Revenue Code generally provides that when a corporation with certain tax attributes, such as net operating loss carryforwards, undergoes an "ownership change", the use of such attributes to offset income incurred following such change may be limited. An ownership change occurs where there is either (i) a shift in ownership involving a "five percent shareholder" or (ii) any "equity structure shift" and, as a result, the percentage of stock of the corporation owned by one or more five percent shareholders (based on value) has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholders during the "testing period" (generally the three years preceding the testing date). In general, if such change occurs, the corporation's ability to utilize its net operating loss carryforwards ("NOLs") and certain other tax attributes would be subject to an annual limitation (the "Section 382 Limitation"), the unused portion of which is carried forward, equal to the equity value of the corporation immediately before the ownership change multiplied by the "long-term tax-exempt rate", then in effect.

Section 382(1)(5) of the Internal Revenue Code (the "Bankruptcy Exception") provides that a Section 382 Limitation will not be created by reason of an ownership change if (i) a corporation that is otherwise subject to Section 382 is under the jurisdiction of a court in a case under the Bankruptcy Code and (ii) the shareholders and "qualified creditors" of the corporation (determined immediately before the ownership change) taken together own, after such ownership change, and as a result of being shareholders or qualified creditors immediately before such change, stock having 50% or more of the value and voting power of the reorganized corporation. For this purpose "qualified creditors" are defined as (i) persons who held indebtedness at least 18 months before the date the Chapter 11 petition was filed and (ii) holders of indebtedness that arose in the ordinary course of the trade or business of the corporation, and who have at all times held the beneficial interest in such indebtedness.

POTENTIAL CLAIMS

The Company reserves its right after the Effective Date, to assert claims against third parties, including claims arising before the Petition Date. As of the date of this Disclosure Statement, the Company is not aware of any claims in its possession that are likely to result in a material recovery. Nonetheless, the Company reserves its right to conduct such investigation and to assert such claims after the Petition Date.

The Company is not presently aware of any transfers it has made which may be deemed preferential. The Company does not presently intend to investigate preference claims, because the Company does not believe such investigation would identify recoverable claims in an amount sufficient to justify the expense of the investigation. Nonetheless, the Company reserves its right to investigate and assert such claims after the Petition Date.



SUMMARY, RECOMMENDATION AND CONCLUSION

The Plan provides for an orderly and prompt distribution to holders of Allowed Claims and Interests. Accordingly, the Debtor believes that the Plan is in the best interests of all parties.

DATED: _______________________

Stampede Worldwide, Inc.

________________________
John V. Whitman, Jr.,
President

    The form of Ballot is being provided only to holders of Allowed Claims that may vote for the acceptance or rejection of the plan pursuant to Bankruptcy Court Section 1126. The information contained in this section is primarily from reports filed by the Company with the Securities and Exchange Commission. Original reports may be obtained on the
   Internet through www.sec.gov.

   All terms stated in initial capital letters in this summary are defined in the Plan.